Exhibit 99.1

Axel André joins RGA to succeed Todd Larson as Chief Financial Officer

ST. LOUIS, May 29, 2024 – Reinsurance Group of America, Incorporated (NYSE: RGA) announced today that Axel André will join the company as Executive Vice President on June 24, 2024. Following a brief transition period, effective August 5, the company expects to name André Chief Financial Officer (CFO), the role currently held by Todd Larson. Larson will transition into the role of Special Advisor to the CEO and will serve in that capacity until his retirement on December 31, 2024.

“In his nearly 30 years with RGA, Todd has steadily raised the bar for RGA’s financial and capital management function,” said Tony Cheng, President and Chief Executive Officer, RGA. “He has built and led a talented and diverse financial team, and as a company, we have only grown stronger under Todd’s financial leadership. Todd’s wealth of industry and capital markets experience has established a firm foundation for RGA’s capital management moving forward.”

André joins RGA from American Equity Investment Life Insurance Company (AEL), where he served as their Executive Vice President and CFO since 2021. Prior to AEL, he was Executive Vice President and CFO at Jackson National Life Insurance. Before that, André spent seven years at American International Group, Inc. (AIG), most recently serving as the CFO for their Individual Retirement business.

“We are thrilled to welcome Axel to RGA,” said Cheng. “His strong track record, coupled with his experience in the life insurance industry, reinforces our confidence in his ability to guide our strategic initiatives. Axel’s leadership qualities and deep insurance knowledge are aligned with our commitment to excellence and growth, and we are confident that his contributions will be instrumental as we continue to evolve and achieve new successes.”

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA is today one of the world’s largest and most respected reinsurers and remains guided by a powerful purpose: to make financial protection accessible to all. As a global capabilities and solutions leader, RGA empowers partners through bold innovation, relentless execution, and dedicated client focus — all directed toward creating sustainable long-term value. RGA has approximately $3.7 trillion of life reinsurance in force and assets of $106.0 billion as of March 31, 2024. To learn more about RGA and its businesses, please visit rgare.com or follow RGA on LinkedIn and Facebook. Investors can learn more at investor.rgare.com.

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FOR MORE INFORMATION:

Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Executive Director, Public Relations

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com